Exhibit 99.1

Cubic Reports Record Fourth Quarter and Fiscal Year 2017 Sales

•	Record annual and quarterly sales of $1.486 billion for FY17 and $445.6 million for Q4.
•	Adjusted EBITDA(1) of $105.6 million for fiscal FY17 and $50.2 million for Q4.
•	Net loss of $11.2 million or $0.41 per share for FY17, and net income of $13.2 million or $0.49 per share for Q4.
•	Total backlog of $3.104 billion as of September 30, 2017.
•	Sales guidance for FY18 of $1.51 billion to $1.56 billion; Adjusted EBITDA(1)(2) guidance of $110 million to $135 million(3).

San Diego — November 20, 2017 — Cubic Corporation (NYSE: CUB) today announced its financial results for the fourth quarter and fiscal year ended September 30, 2017.

“We are very pleased by our strong fourth quarter performance with record sales, near-record Adjusted EBITDA and strong order intake. With the recent New York Metropolitan Transportation Authority contract win, we now have the highest backlog in the company’s history and are well positioned to deliver strong organic growth,” said Bradley H. Feldmann, president and chief executive officer of Cubic Corporation. “Our investments, innovation and overall strategy are paying off for our customers, shareholders and employees.”

Financial Results Comparison

	Years Ended		Three Months Ended
	September 30,		September 30,
	2017	2016	2017	2016
	(in millions)
Sales	$1,485.9	$1,461.7	$445.6	$406.6
Operating income	$17.5	$7.2	$25.4	$10.5
Adjusted EBITDA (1)	$105.6	$118.0	$50.2	$35.7
Net income (loss)	$(11.2)	$1.7	$13.2	$(7.5)
EPS	$(0.41)	$0.06	$0.49	$(0.29)

Acquisition-related costs (excluding amortization) (2)	$(0.3)	$28.7	$0.6	$1.0
Strategic and IT system resource planning expenses (2)	$34.4	$34.8	$10.8	$10.4
Depreciation and amortization expense	$51.1	$45.5	$12.9	$13.5
Research and development expense	$52.7	$32.0	$13.9	$13.8
Income tax provision (benefit)	$15.1	$(9.2)	$9.3	$11.1

(1)	Adjusted EBITDA is a non-GAAP financial measure - see the section titled “Use of Non-GAAP Financial Information” for additional information regarding this non-GAAP financial measure.
(2)	See the section below titled “Use of Non-GAAP Financial Information” for a description of the composition of these items.
(3)	Guidance assumes a constant currency basis with fiscal year 2017.

Cubic had record annual and quarterly sales of $1.486 billion for fiscal 2017 and $445.6 million for the fourth quarter. On a constant currency basis, fiscal 2017 sales grew 3.0 percent compared to the prior year. Fiscal 2017 sales were impacted by $19.9 million of foreign currency exchange rate headwinds compared to fiscal 2016.

The increase in operating income in the fourth quarter and full year of fiscal 2017 was supported by higher sales. Operating income for the full fiscal year was further positively impacted by a reduction in general and administrative expenses, primarily attributable to the decrease in acquisition-related expenses.  The increases in operating income for the fourth quarter and full fiscal year were partially offset by significant acceleration of investment in research and development (R&D) activity in fiscal 2017.

The changes in Adjusted EBITDA for the fourth quarter and full fiscal year are primarily attributable to the same matters noted above that impacted operating income, with the exception of the reduction in acquisition-related expenses, as acquisition-related expenses are excluded from the calculation of Adjusted EBITDA. The most significant matter that caused the decrease in Adjusted EBITDA from fiscal 2016 to 2017 was a $20.7 million relative increase in R&D investment.

The change in net income was primarily caused by the change in the effective tax rate. Cubic’s income tax provision totaled $15.1 million for fiscal 2017, compared to an income tax benefit of $9.2 million in fiscal 2016. The tax benefit recorded in fiscal 2016 primarily related to acquired deferred tax liabilities of $23.8 million that reduced the U.S. valuation allowance. The expense for income taxes in fiscal 2017 primarily results from tax on foreign earnings and U.S. tax expense related to the amortization of indefinite lived intangible assets, partially offset by benefit related to the release of reserves for uncertain tax positions due to the positions being effectively settled. Due to the effects of the deferred tax asset valuation allowance, the effective tax rate for fiscal 2016 and 2017 does not correlate to the amount of the pre-tax income or loss.

Reportable Segment Results

	Years Ended		Three Months Ended
	September 30,		September 30,
	2017	2016	2017	2016
	(in millions)
Sales:
Cubic Transportation Systems	$578.6	$586.4	$170.7	$155.9
Cubic Global Defense Systems	529.1	484.2	178.4	152.9
Cubic Global Defense Services	378.2	391.1	96.5	97.8
Total sales	$1,485.9	$1,461.7	$445.6	$406.6

Operating income (loss):
Cubic Transportation Systems	$39.8	$57.5	$23.2	$13.6
Cubic Global Defense Systems	18.8	(17.1)	14.8	6.6
Cubic Global Defense Services	6.7	11.2	1.9	1.9
Unallocated corporate expenses	(47.8)	(44.4)	(14.5)	(11.6)
Total operating income	$17.5	$7.2	$25.4	$10.5

Cubic Transportation Systems:

Cubic Transportation Systems (CTS) sales and operating income for the quarter were higher primarily due to the  resolution of negotiations to clarify pricing and service level provisions of customer contracts.  CTS had deferred revenue on these contracts until such negotiations were complete.

The decrease in sales for fiscal 2017 compared to 2016 is due to the adverse impacts of foreign currency exchange rates.  CTS operating income was lower for the full year due to increases in R&D and bid preparation expenditures including $6.4 million of costs incurred in fiscal 2017 for the development of advanced technologies that will be applied on a contract with the New York Metropolitan Transit Authority that was awarded in early fiscal 2018. Operating income in 2017 was also negatively impacted by losses on a market-entry contract in the road tolling industry.

Cubic Global Defense Systems:

Cubic Global Defense Systems (CGD Systems) sales were positively affected by increases in product sales from acquired businesses. Sales from businesses acquired by CGD Systems in 2016 and 2017 for the fourth quarter of fiscal 2017 were $39.7 million compared to $31.3 million for the fourth quarter last year, and $108.9 million for fiscal 2017 compared to $59.3 million for fiscal 2016. Operating income increased in the fourth quarter and full year of fiscal 2017 due to increased sales by those acquired businesses. Operating income for the full fiscal year benefitted from an $8.0 million gain recognized in the third quarter of fiscal 2017 related to the approval of a contract adjustment with the U.S. Navy for a virtual training system. The improvement in CGD Systems operating income for fiscal 2017 compared to fiscal 2016 year was also positively impacted by the effects of accounting for business acquisitions. The increases in operating income for the fourth quarter and full fiscal year were partially offset by increased R&D expenditures in fiscal 2017, primarily for the development of innovative ground live and virtual training technologies.

Cubic Global Defense Services:

Cubic Global Defense Services (CGD Services) sales and operating income for the fourth quarter and full fiscal year were lower primarily due to lower activity supporting Special Operations Forces training as well as decreased activity on U.S. Army contracts, other than the contract with the Joint Readiness Training Center. In addition, certain contracts that were retained after re-compete were won in the first quarter of fiscal 2017 at reduced pricing. These reductions in operating profit were partially offset by a decrease in the amortization expense on purchased intangible assets.

Fiscal 2018 Guidance

•                  Sales guidance for fiscal 2018 of $1.51 billion to $1.56 billion.

•                  Adjusted EBITDA(1)(2) guidance of $110 million to $135 million(3). The midpoint of this range represents a 16 percent increase from fiscal 2017.

“With our strong bookings and recent wins driven by our investments in technology, we are optimistic about the momentum building in our business” said Anshooman Aga, executive vice president and chief financial officer of Cubic Corporation.

Conference Call

Cubic management will host a conference call to discuss the company’s  fourth quarter and fiscal 2017 results today, Monday, November 20 at 4:30 p.m. EST/1:30 p.m. PST, which will be simultaneously broadcast over the Internet. Bradley H. Feldmann, president and chief executive officer, and Anshooman Aga, executive vice president and chief financial officer, will host the call.

Conference Dial-In Information

Financial analysts and institutional investors interested in participating in the call are invited to dial:

•	(877) 407‑9708 for domestic callers
•	(201) 689‑8259 for international callers

Please dial-in approximately 10 minutes prior to the start of the call.

Audio Webcast

A live webcast of the conference call and presentation slides will be accessible on our website under the “Investor Relations” tab at www.cubic.com. Please visit the website at least 15 minutes prior to the call in order to register, download and install any streaming media software needed to listen to the webcast. A replay of the broadcast will be available on the “Investor Relations” tab of Cubic’s website.

About Cubic Corporation

Cubic is a market-leading, technology provider of integrated solutions that increase situational understanding for transportation, defense C4ISR and training customers worldwide to decrease urban congestion and improve the militaries’ effectiveness and operational readiness. Cubic Corporation designs, integrates and operates systems, products and services focused in the transportation, defense C4ISR and training markets. Cubic Transportation Systems is a leading integrator of payment and information technology and services to create intelligent travel solutions for transportation authorities and operators. Cubic Mission Solutions provides networked Command, Control, Communications, Computers, Intelligence, Surveillance and Reconnaissance (C4ISR) capabilities for defense, intelligence, security and commercial missions. Cubic Global Defense is a leading provider of live, virtual, constructive and game-based training solutions, special operations and intelligence for the U.S. and allied forces. For more information about Cubic, please visit the company’s website at www.cubic.com or on Twitter @CubicCorp.

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 that are subject to the safe harbor created by such Act. Forward-looking statements include, among others, statements about our expectations regarding future events or our future financial and/or operating performance; our expectations regarding organic growth; and the use of our technologies on a transportation contract that was awarded early fiscal 2018. These statements are often, but not always, made through the use of words or phrases such as “may,” “will,” “anticipate,” “estimate,” “plan,” “project,” “continuing,” “ongoing,” “expect,” “believe,” “intend,” “predict,” “potential,” “opportunity” and similar words or phrases or the negatives of these words or phrases. These statements involve risks, estimates, assumptions and uncertainties that could cause actual results to differ materially from those expressed in these statements, including, among others: our dependence on U.S. and foreign government contracts; delays in approving U.S. and foreign government budgets and cuts in U.S. and foreign government defense expenditures; the ability of certain government agencies to unilaterally terminate or modify our contracts with them; the effect of sequestration on our contracts; our assumptions concerning behavior by public transit authorities; our ability to successfully integrate new companies into our business and to properly assess the effects of such integration on our financial condition; the U.S. government’s increased emphasis on awarding contracts to small businesses, and our ability to retain existing contracts or win new contracts under competitive bidding processes; negative audits by the U.S. government; the effects of politics and economic conditions on negotiations and business dealings in the various countries in which we do business or intend to do business; risks associated with the restatement of our prior consolidated financial statements, including our identification of material weaknesses in our internal control over financial reporting; competition and technology changes in the defense and transportation industries; the change in the way transit agencies pay for transit systems; our ability to accurately estimate the time and resources necessary to satisfy obligations under our contracts; the effect of adverse regulatory changes on our ability to sell products and services; our ability to identify, attract and retain qualified employees; our failure to properly implement our ERP system; unforeseen problems with the implementation and maintenance of our information systems; business disruptions due to cyber security threats, physical threats, terrorist acts, acts of nature and public health crises; our involvement in litigation, including litigation related to patents, proprietary rights and employee misconduct; our reliance on subcontractors and on a limited number of third parties to manufacture and supply our products; our ability to comply with our development contracts and to successfully develop, introduce and sell new products, systems and services in current and future markets; defects in, or a lack of adequate coverage by insurance or indemnity for, our products and systems; and changes in U.S. and foreign tax laws, exchange rates or our economic assumptions regarding our pension plans. In addition, please refer to the risk factors contained in our SEC filings available at www.sec.gov, including our most recent Annual Report on Form 10‑K and Quarterly Reports on Form 10‑Q. Because the risks, estimates, assumptions and uncertainties referred to above could cause actual results or outcomes to differ materially from those expressed in any forward-looking statements, you should not place undue reliance on any forward-looking statements. Any forward-looking statement speaks only as of the date hereof, and, except as required by law, we undertake no obligation to update any forward-looking statement to reflect events or circumstances after the date hereof.

Use of Non-GAAP Financial Information

We believe that the presentation of Earnings before interest, taxes, depreciation, and amortization (EBITDA) and Adjusted EBITDA included in this report provides useful information to investors with which to analyze our operating trends and performance and ability to service and incur debt. Also, we believe EBITDA facilitates company-to-company operating performance comparisons by backing out potential differences caused by variations in capital structures

(affecting net interest expense), taxation, variations in organic vs. inorganic growth (affecting amortization expense) and the age and book depreciation of property, plant and equipment (affecting relative depreciation expense). We believe Adjusted EBITDA further facilitates company-to-company operating comparisons by backing out items that we believe are not part of our core operating performance. Items backed out of Adjusted EBITDA are comprised of expenses incurred in the development of our ERP system and the redesign of our supply chain which include internal labor costs and external costs of materials and services that do not qualify for capitalization, business acquisition expenses including retention bonus expenses, due diligence and consulting costs incurred in connection with the acquisitions, expenses recognized related to the change in the fair value of contingent consideration for acquisitions, restructuring costs, gains and losses on disposals of fixed assets, and income and expenses classified as other non-operating income and expenses which may vary for different companies for reasons unrelated to operating performance.

In addition, EBITDA and Adjusted EBITDA are key drivers of the company’s  core operating performance and major factors in management’s bonus compensation each year. Management has excluded the effects of these items in these measures to assist investors in analyzing and assessing our past and future core operating performance.

In addition, we believe that EBITDA and Adjusted EBITDA are frequently used by securities analysts, investors and other interested parties in their evaluation of companies, many of which present EBITDA, Adjusted EBITDA and/or other adjusted measures when reporting their results.

EBITDA and Adjusted EBITDA are not measurements of financial performance under GAAP and should not be considered as alternatives to net income as a measure of performance. In addition, other companies may define EBITDA and Adjusted EBITDA differently and, as a result, our measures of EBITDA and Adjusted EBITDA may not be directly comparable to EBITDA and Adjusted EBITDA of other companies. Furthermore, EBITDA and Adjusted EBITDA have limitations as analytical tools, and you should not consider either of them in isolation, or as a substitute for analysis of our results as reported under GAAP.

Because of these limitations, EBITDA and Adjusted EBITDA should not be considered as measures of discretionary cash available to us to invest in the growth of our business. We compensate for these limitations by relying primarily on our GAAP results and using EBITDA and Adjusted EBITDA only supplementally. You are cautioned not to place undue reliance on EBITDA or Adjusted EBITDA.

The following table reconciles EBITDA and Adjusted EBITDA to net income (loss), which we consider to be the most directly comparable GAAP financial measure to EBITDA and Adjusted EBITDA.

	Years Ended		Three Months Ended
	September 30,		September 30,
	2017	2016	2017	2016
	(in thousands)
Net income (loss)	$(11,209)	$1,735	$13,155	$(7,493)

Add:
Interest expense, net	14,033	9,723	2,550	3,472
Income taxes	15,059	(9,212)	9,326	11,069
Depreciation and amortization	51,099	45,478	12,945	13,535
EBITDA	68,982	47,724	37,976	20,583

Adjustments to EBITDA:
Acquisition related expenses, excluding amortization	(274)	28,682	560	1,049
ERP system development and supply chain process redesign expense	34,406	34,819	10,829	10,391
Restructuring costs	2,468	1,852	518	237
Loss on sale of fixed assets	405	-	-	-
Other non-operating expense (income), net	(369)	4,972	353	3,440
Adjusted EBITDA	$105,618	$118,049	$50,236	$35,700

Financial Statements

CUBIC CORPORATION

CONSOLIDATED STATEMENTS OF OPERATIONS

(amounts in thousands, except per share data)

	Years Ended September 30,
	2017	2016	2015
Net sales:
Products	$681,559	$661,904	$607,226
Services	804,302	799,761	823,819
	1,485,861	1,461,665	1,431,045
Costs and expenses:
Products	473,670	473,444	451,295
Services	648,472	643,462	640,031
Selling, general and administrative expenses	258,088	269,593	212,518
Research and development	52,652	31,976	17,992
Amortization of purchased intangibles	32,997	34,120	27,550
Restructuring costs	2,468	1,852	6,272
	1,468,347	1,454,447	1,355,658

Operating income	17,514	7,218	75,387

Other income (expenses):
Interest and dividend income	994	1,476	1,809
Interest expense	(15,027)	(11,199)	(4,400)
Pension settlement loss	—	(2,671)	—
Other income (expense), net	369	(2,301)	(885)

Income (loss) before income taxes	3,850	(7,477)	71,911

Income tax provision (benefit)	15,059	(9,212)	48,997

Net income (loss)	(11,209)	1,735	22,914

Less noncontrolling interest in income of VIE	—	—	29

Net income (loss) attributable to Cubic	$(11,209)	$1,735	$22,885

Net income (loss) per share:
Basic	$(0.41)	$0.06	$0.85
Diluted	$(0.41)	$0.06	$0.85

Weighted average shares used in per share calculations:
Basic	27,106	26,976	26,872
Diluted	27,106	27,040	26,938

CUBIC CORPORATION

CONSOLIDATED BALANCE SHEETS

(in thousands)

	September 30,	September 30,
	2017	2016
ASSETS

Current assets:
Cash and cash equivalents	$60,143	$197,127
Restricted cash	8,434	75,648
Marketable securities	—	12,996
Accounts receivable:
Trade and other receivables	12,378	15,488
Long-term contracts	416,808	367,419
Allowance for doubtful accounts	(436)	(326)
	428,750	382,581

Recoverable income taxes	5,360	9,706
Inventories	87,715	66,362
Other current assets	31,141	38,231
Total current assets	621,543	782,651

Long-term contract receivables	17,457	20,926
Long-term capitalized contract costs	56,471	65,382
Property, plant and equipment, net	113,686	96,316
Deferred income taxes	2,206	2,194
Goodwill	415,912	406,946
Purchased intangibles, net	98,495	123,403
Other assets	10,515	6,590
Total assets	$1,336,285	$1,504,408

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities:
Short-term borrowings	$55,000	$240,000
Trade accounts payable	95,837	81,172
Customer advances	57,477	49,481
Accrued compensation	79,577	73,619
Other current liabilities	78,750	74,071
Income taxes payable	9,838	1,450
Current portion of long-term debt	—	450
Total current liabilities	376,479	520,243

Long-term debt	199,761	200,291
Accrued pension liability	25,375	46,865
Deferred compensation	11,435	10,643
Income taxes payable	7,465	11,855
Deferred income taxes	10,407	3,980
Other non-current liabilities	15,732	20,635

Commitments and contingencies

Shareholders’ equity:
Preferred stock, no par value:
Authorized--5,000 shares
Issued and outstanding--none
Common stock

Authorized--50,000 shares
36,072 issued and 27,127 outstanding at September 30, 2017
35,937 issued and 26,992 outstanding at September 30, 2016	37,850	32,756
Retained earnings	794,485	813,035
Accumulated other comprehensive loss	(106,626)	(119,817)
Treasury stock at cost - 8,945 shares	(36,078)	(36,078)
Total shareholders’ equity	689,631	689,896

Total liabilities and shareholders’ equity	$1,336,285	$1,504,408

CUBIC CORPORATION

CONSOLIDATED STATEMENTS OF CASH FLOWS

(in thousands)

	Years Ended September 30,
	2017	2016	2015
Operating Activities:
Net income (loss)	$(11,209)	$1,735	$22,914
Adjustments to reconcile net income (loss) to net cash provided by operating activities:
Depreciation and amortization	51,099	45,478	37,662
Share-based compensation expense	5,269	8,762	8,325
Change in fair value of contingent consideration	(3,878)	1,274	3,607
Loss on disposal of assets	405	—	—
Deferred income taxes	5,540	(23,988)	33,816
Net pension cost (benefit)	(1,046)	1,102	(3,224)
Excess tax benefits from equity incentive plans	(35)	3	33
Changes in operating assets and liabilities, net of effects from acquisitions:
Accounts receivable	(40,015)	4,409	(2,230)
Inventories	(18,867)	(62)	(21,669)
Prepaid expenses and other current assets	7,763	3,403	(15,045)
Long-term capitalized contract costs	8,911	7,635	3,192
Accounts payable and other current liabilities	10,919	19,874	25,599
Customer advances	7,364	(24,900)	(10,200)
Income taxes	8,240	(5,519)	8,847
Other items, net	(5,724)	5,396	(1,938)
NET CASH PROVIDED BY OPERATING ACTIVITIES	24,736	44,602	89,689

Investing Activities:
Acquisition of businesses, net of cash acquired	(16,830)	(243,459)	(92,178)
Purchases of marketable securities	(19,121)	(28,470)	(58,855)
Proceeds from sales or maturities of marketable securities	31,868	43,456	51,173
Purchases of property, plant and equipment	(36,932)	(32,093)	(22,202)
Proceeds from sale of assets	1,233	—	—
Purchase of non-marketable debt and equity securities	(2,700)	—	—
Purchases of other assets	—	—	(2,993)
NET CASH USED IN INVESTING ACTIVITIES	(42,482)	(260,566)	(125,055)

Financing Activities:
Proceeds from short-term borrowings	130,780	288,900	111,300
Principal payments on short-term borrowings	(315,780)	(108,900)	(51,300)
Proceeds from long-term borrowings	—	75,000	25,000
Principal payments on long-term debt	(978)	(494)	(537)
Deferred financing fees	—	(3,647)	—
Stock issued under employee stock purchase plan	2,234	—	—
Purchase of common stock	(2,444)	(1,563)	(2,652)
Dividends paid	(7,341)	(7,285)	(7,256)
Excess tax benefits from equity incentive plans	35	(3)	(33)
Contingent consideration payments related to acquisitions of businesses	(2,625)	(2,479)	—
Purchase of noncontrolling interest	—	—	(1,029)
Net change in restricted cash	66,293	(6,403)	(189)
NET CASH PROVIDED BY (USED IN) FINANCING ACTIVITIES	(129,826)	233,126	73,304

Effect of exchange rates on cash	10,588	(38,511)	(10,950)

NET INCREASE (DECREASE) IN CASH AND CASH EQUIVALENTS	(136,984)	(21,349)	26,988

Cash and cash equivalents at the beginning of the period	197,127	218,476	191,488

CASH AND CASH EQUIVALENTS AT THE END OF THE PERIOD	$60,143	$197,127	$218,476

Supplemental disclosure of non-cash investing and financing activities:
Liability incurred to acquire Deltenna, net	$1,327	$—	$—
Liability incurred to acquire Vocality, net	$271	$—	$—
Liability incurred to acquire GATR, net	$—	$6,788	$—
Liability incurred to acquire TeraLogics, net	$—	$4,998	$—
Liability incurred to acquire H4 Global, net	$—	$952	$—
Liability incurred to acquire DTECH, net	$—	$—	$11,808